SERVCORP

SERVICE AGREEMENT

This Service Agreement is made between Servcorp (1), the Client (2a) and the Guarantor (2b) below.

Date Friday, 16 May 2014

1. Servcorp Office

City	Melbourne
Servcorp	Servcorp Melbourne 18 Pty Ltd
Web address	www.servcorp.com.au
Address	Level 18, 101 Collins Street, Melbourne VIC 3000
ABN/ACN	40 103 547 968

2a. Client

Company Name	Progen Pharmaceutical
Web Address	http://www.progen-pharma.com
Address	2806 Ipswich Rd Darra QLD 4076
Email Address	jitto@pakaya.com.au
Business Number	

2b. Guarantor

Name	
Residential Address	
Telephone Number	
Email Address	
Passport/Driver's Licence	
Date of Issue	
Issuing State/Country	

3. Bank

Servcorp Bank	ANZ Bank		
Servcorp Branch	Pitt & Hunter Streets, Sydney NSW 2000		
Servcorp Account Name	Servcorp Melbourne 18 Pty Ltd		
Servcorp Account Number	8361 39942	Bank/Sort/ABA	012 003
IBAN			
SWIFT			
Client Bank			
Client Branch			
Client Account Name			
Client Account Number		Bank/Sort/ABA	
IBAN			
SWIFT			

4. Client's Head Office

Contact Name	Jitto Arulampalam
Address	2806 Ipswich Rd Darra QLD 4076
Email Address	jitto@pakaya.com.au
Telephone Number	0421617766

5. Initial Invoice Details

Your Office(s) Fees include Executive Suite rental; Executive Office furniture; building outgoings; cleaning, electricity and air conditioning (during business hours); Servcorp dedicated broadband internet per person; IP telephony per person; Servcorp Online® membership; unlimited tea and coffee; complimentary day office usage for five days per month as you travel outside your home location; daily mail delivery; reception daily newspapers; 24 hour lift access pass and key to office per person.

	Details	Quantity	Price
Suite Rental	Suite Number 4	1	$2,850
Additional Furniture	Meeting Table Complimentary	1	$0
Parking			
Activation Fees	$250 Per Person	1	$250
Subtotal			$3,100
Tax Amount	10% GST		$310
Security Deposit	2 months rental		$11,400
TOTAL AMOUNT DUE			**$14,810**

6. Accommodation Service Details

Suite/s to be occupied	Suite 4
Monthly Office Fee	$5,700
Lease Commencement Date	1/06/2014
Lease Ending Date	31/05/2015
Lease Term	12 months RF
Monthly Office Fee after Lease ends	$6,900
Notice Period	2 months
Number of People	Up to 3 people

7. Furniture Included in Office(s) During Initial Term

Executive Desks	1	Visitors Chairs	4
Executive Chairs	1	Filing Cabinets	1

Comments

Monthly Office Fee listed in section 6 will accommodate 1 person and includes 1 phone connection and 1 internet connection inclusive of 5GB up/download and $0.15 per MB thereafter per connection. Activation fees shall apply for additional people after the commencement date of $250 per person.

The suite can accommodate up to 3 people and additional people will be billed a $600 per month workstation fee.

Monthly Office Fees shall be discounted by 50% from 01/06/2014 to 31/01/2015 (8 months) from $5,700 to $2,850 per month during the initial Service Agreement term. Suite rental will thereafter revert to $5,700 from 01/02/2015 to 31/05/2015 as per section 6 above of this Service Agreement.

Access will be provided after the Service Agreement and direct debit is signed and initial invoice in section 5 is paid.

The Client and Guarantor confirm that he/she has read and understood the terms and conditions overleaf and agrees to be bound by them and Servcorp agrees to provide the Services and Facilities as mentioned. **THIS SERVICE AGREEMENT AND SUBSEQUENT SCHEDULES (WHICH FORM PART OF THIS SERVICE AGREEMENT) ARE CONFIDENTIAL.** This Service Agreement does not automatically end. See section 4 Services Continuation clause overleaf. This Agreement cannot be terminated by the Client during the initial Service Agreement term.

We enter into this Service Agreement and have read and agree to all its conditions.

Signed for and on behalf of Servcorp
Name (Printed) Liane Gorman
Date 10/6/14
Signature

Signed by the Guarantor
Name (Printed)
Date
Signature

Signed for and on behalf of the Client
Name (Printed) Jitto Arulampalam
Date 16/05/14
Driver's Licence/Passport Number
Signature

Email communication

i. The email address provided on the service agreement shall be used by Servcorp for all email communication with the client. This includes general client communication, pricing changes, news and special offers. Written notification and an alternate email address must be provided to Servcorp if a client does not want to be contacted at this email address.

ii. Under no circumstances shall the client email address be provided to any external or third party providers.

THE CLIENT AND GUARANTOR (WHERE APPLICABLE) COVENANTS WITH SERVCORP:

1. Services

a. In order for Servcorp to provide temporary office services to the Client, Servcorp shall:
   i. Provide a temporary accommodation service (hereinafter referred to as the "Accommodation Service") by permitting temporary use of office space (hereinafter referred to as the "Office(s)" as defined in Item 6 overleaf) and the functions of the Office(s) at such location or locations within the Centre as Servcorp shall designate from time to time.
   ii. Provide core services including but not limited to Unified Communications, Servcorp Broadband Connection(s), Servcorp Online and beverages comprising coffee, tea and filtered water (hereinafter referred to as the "Core Services").
   iii. Provide other ancillary services as requested by the Client and agreed to by Servcorp, the contents of which shall be separately designated by Servcorp (hereinafter referred to as the "Ancillary Services". The Core Services and Ancillary Services including at Servcorp's absolute discretion Client entries on the building directory board, car parking and bike rack facilities and any other amenity within the building that Servcorp has the right to use and/or access under its lease of premises within that building shall be referred to collectively as the "Services". The Client shall pay Servcorp a fee for the Services.

b. Servcorp and the Client acknowledge that this Service Agreement is for the provision of Services for temporary use of a complete suite of office services and neither this Service Agreement nor the presence of the Client or any person or persons at any time constitutes or creates any tenancy, tenancy interest, leasehold estate or other real property interest and this agreement is not a rental agreement with respect to the Office(s), nor does it entitle the Client to exclusive possession of them. The Client agrees and acknowledges that for as long as this Service Agreement continues if Servcorp deems necessary, the accommodation may be provided in office space other than the Office(s). Expenses occurred in connection with such move to other office space shall be borne to the extent reasonable by Servcorp.

2. Payment

a. The Accommodation Service shall be paid for monthly in advance by way of Direct Debit on the first day of each and every month to Servcorp at its bank and in respect of any broken period a pro-rata adjustment shall be made. Cancellation of the Direct Debit without Servcorp being notified in writing shall be deemed a fundamental breach of this Service Agreement.

b. Services are to be paid for **SEVEN DAYS AFTER DATE OF INVOICE**. The Client will notify Servcorp in writing of any dispute and the reasons for it within seven days of date of invoice. If the parties agree there is a disputed amount, the Client shall pay the undisputed portion of the invoice(s) on or before the due date. Any invoice issued by Servcorp shall constitute formal demand for payment.

3. Security Deposit

a. Upon receipt of a security deposit to hold an Office, a suitable amount of office space will be held for up to 30 days. This deposit is non refundable if the Client does not proceed with this Service Agreement.

b. Any security deposit lodged by the Client under this Service Agreement will be lodged as security for Servcorp or its agent against default by the Client and as security for the Client's liability for all matters under this Service Agreement. Servcorp shall be entitled to deduct from the security deposit any monies owed to Servcorp for the Services or apply the same towards the satisfaction of any amount that may be payable to Servcorp or to a third party in respect of this Service Agreement for any reason. Neither the giving of the security deposit nor any deduction from it by Servcorp shall relieve the Client from any of its obligations under this Service Agreement or act as a waiver of or otherwise limit Servcorp's right to recover against the Client for any breach of this Service Agreement.

c. The security deposit is refundable to the Client but only after written request has been made by the Client with forwarding bank details to facilitate return of the security deposit. Servcorp shall be entitled to hold the security deposit for a period of 60 days after termination.

d. If the Client's account for a month shall exceed by 50% the security deposit held, the Client shall within seven days after receipt of the account increase the amount of the Security Deposit by paying to Servcorp a sum equal to such excess.

4. Services Continuation

Unless;

a. Servcorp gives at least one month's written notice to the Client demanding that it ceases its temporary occupation of the Office(s) on the date of expiration of the original term of this Service Agreement; or

b. The Client gives at least the required notice (as set out in Item 6 overleaf) to Servcorp IN WRITING to end temporary occupation on that date of expiration and not before the Initial Term Ending Date:

This Service Agreement shall from that date of expiration continue as a periodic Service Agreement for ongoing periods equal to the duration of the original term of the Service Agreement (as set out in Item 6 overleaf), at a service fee which is appropriate at the time of such renewal as determined by Servcorp in its absolute discretion and notified by it to the Client.

5. Insurance

a. To insure for public liability covering all sums which the Client may become legally liable to pay for at least US$2million.

b. To insure all goods held in the Office(s). Servcorp will not be held responsible for loss, theft or damage of the goods howsoever caused.

c. Servcorp will insure for Public Liability covering all sums which Servcorp shall become legally liable to pay.

d. The client will not make any claim in tort, contract or otherwise against Servcorp's landlord under the Headlease.

6. Government Charges, Rates & Taxes

a. To pay all Local and other Government taxes due for Services. All amounts mentioned in this Service Agreement are exclusive of such taxes.

7. Use and Care of the Centre

a. To take care of any goods, facilities equipment or space used by or provided to the Client pursuant to this Service Agreement and to keep them in a clean condition.

b. Not to display anything in the windows or doorways or make alterations or additions or install heavy equipment in the Centre, without the written consent of Servcorp.

c. Not to damage or mistreat any equipment provided by Servcorp as part of the Services.

d. Not to allow the installation of any machine, cabling, IT or telecoms connection in the Centre for sending or receiving of any communications without the written consent of Servcorp.

e. Not to sleep or permit anyone to sleep in the Centre.

f. Not to hold or permit to be held any retail sales or sale by auction in the Centre.

g. Not to smoke, or permit others to smoke, in the Office(s) or on the floor of the Centre on which the Office(s) are located.

h. Not to use the Centre for any immoral or illegal purposes.

i. Not to obstruct others' sales and business activities or cause any nuisance, annoyance or interference to any persons or premises.

j. Not to permit or keep in the Office(s) any substances of a dangerous, corrosive, combustible, explosive, radioactive or offensive nature or which might damage any premises, buildings or conducting media.

8. Equipment/Use

a. Not to use or permit to be used any communication or other equipment or machines by or for any other Client of Servcorp.

b. Not to divert or transfer any communications in any form to any PABX telephone system or electronic receiving device owned by Servcorp or its agents, without the written consent of Servcorp.

9. Services

a. To pay during the term of the Service Agreement all charges for Services rendered by Servcorp to the Client at the rates stipulated by Servcorp from time to time. Servcorp reserves the right to change, review or vary the Services charges.

b. Not to at any time directly or indirectly through another business or affiliate, provide to any other Client of Servcorp any of the Services provided by Servcorp or Servcorp's Affiliates.

c. The Client must provide one month's notice to Servcorp in writing to terminate monthly service rentals (i.e. Fax, Parking, Furniture Rental, Directory Board Listing and any other service provided and charged on a recurring monthly basis).

d. The Client acknowledges that Servcorp owns all telephone numbers and I.P. addresses allocated to the Client, and agrees that they are only available to the Client while they have this Service Agreement with Servcorp.

e. Five days per month complimentary access to an office/business lounge and "Test the Waters™" is available to the Client in cities where the Client is not a Servcorp or Servcorp Virtual Office client. Consecutive days are subject to availability. Bookings can only be made via Servcorp Online.

f. Servcorp retains the right to not accept any excessively large, unreasonable or unlawful packages.

g. The Client acknowledges that the beverage package is limited to self-service quality tea and coffee.

10. Internet

a. All Servcorp Broadband Internet Connections are subject to the current terms of use which are determined by Servcorp from time to time.

b. The Client acknowledges that the Service Level agreement is pursuant to the contract with the service provider.

11. Notice

Any written notice required or authorised by this Service Agreement:

a. Shall be deemed to have been served on the Client if emailed, delivered to the Office(s) or posted to the last known address of the Client and in the latter case shall be deemed to have been served on the second working day after posting.

b. Shall be deemed to have been served on Servcorp only if hand delivered or sent by registered post to Servcorp marked attention Manager.

12. Headlease

a. The Client acknowledges that this Service Agreement is subject and subordinate to the terms of Servcorp's headlease ("Headlease") and any other documents or provisions binding on Servcorp or Servcorp's use of the Building. The client acknowledges that the landlord under the Headlease has no obligation to the Client.

b. The parties agree that this Service Agreement is dependent and conditional upon the Headlease and that if the Headlease is terminated for any reason this Service Agreement and any ability on the part of the Client to occupy the Office(s) shall also immediately terminate without prejudice to any antecedent rights.

c. The Client shall comply with all acts, legislation, regulations and bylaws as required by the Headlease and comply with any regulations or procedures issued or required by the landlord under the Headlease.

d. Should the Client, in the absolute discretion of Servcorp, be carrying on illegal activities or be in breach of the provisions of Clause 12.c above, this Service Agreement shall terminate with immediate effect.

13. Termination

a. Servcorp may terminate this Service Agreement by giving one month's written notice to the Client at any time.

b. Servcorp shall have the right to withhold Services (including incoming and outgoing telephone calls and Client access to the Office(s)) and/or re-enter the Office(s) without prior notice and shall have a general lien on all property of the Client physically situated on any premises of Servcorp or alternatively at Servcorp's discretion continue this Service Agreement as a periodic Service Agreement from month to month:
   i. Where the Client has failed to pay for Accommodation or Services on the respective due dates; or
   ii. Where the Client has breached any term of this Service Agreement and fails to remedy that breach within seven days of being requested by Servcorp to do so.

c. The Client will be responsible for Servcorp's reasonable costs in recovering any monies owed under this Service Agreement.

d. The Client may remove its possessions and shall remove their signs provided that any damage or defacement occasioned in the course of such removal shall be remedied by the Client immediately and at their own expense. If it fails to do so Servcorp may do so at the Client's expense.

e. Upon the termination or determination of this Service Agreement for any cause the Client shall promptly and peacefully cease to occupy of the Office(s) and leave them in the condition and state of repair required by Clause 7 of this Service Agreement, and at the same time hand over all keys and access cards.

f. At time of termination, a fee (maximum fee will be two months' list suite rental) will be charged for administrative and office costs related to termination of the Service Agreement. This includes but is not limited to administrative fees, termination of phone and internet connections and make good of the premises (e.g. painting, steam cleaning of carpet, furniture repair, and maintenance to common areas and floor equipment). Restoration will be carried out by Servcorp's nominated contractors and personnel. Servcorp may continue to charge Accommodation Services to the Client for the time taken to restore/clean and will be charged at the rate applicable immediately prior to vacation.

g. If the Client fails to demand the refund of the security deposit within 360 days after the date of termination of this Service Agreement, the security deposit shall be deemed forfeited to Servcorp absolutely.

h. At the time of termination the Client, at Servcorp's discretion, will be required to pay a call administration/handling fee equivalent to The Virtual Office Membership for a period of three months from the date of termination. This Membership endeavours to ensure a smooth transition for the Client's business out of Servcorp.

14. Assignment of Rights

The Client shall not assign, transfer or use as collateral, any rights or obligations arising in connection with this Agreement to any third party or hold them on trust for any such party.

15. Servcorp Staff

a. If the Client, or any business of which the ownership or control is directly or indirectly associated with the Client, at any time during the term of the Service Agreement, or within 12 months after termination of the Service Agreement, employs/contracts any of the staff employed or who were employed by Servcorp or Servcorp's Affiliates during the term of the Service Agreement then the Client shall pay to Servcorp by way of liquidated and/or ascertained damages an amount equal to 30% of the new annual wage and/or annual cash package of the employee. The applicability of liquidated and ascertained damages applies to all staff whether permanent, part-time or otherwise.

b. The Client acknowledges that the Services will be shared with other Clients of Servcorp.

c. Not to abuse or mistreat any persons employed by Servcorp.

16. Guarantor's Liability

a. The Guarantor unconditionally agrees jointly and severally with the Client to be liable to Servcorp for the payment of Services and all other monies payable by the Client and also for the due performance and observance of all the terms and conditions on the part of the Client.

b. All the provisions of this guarantee shall apply to any liabilities of the Client in respect of any other property owned or run by Servcorp or Servcorp's Affiliates.

c. In case the Guarantors registered home address, name, business name, company representative(s), company registration, or any other personal contact information has changed, the Client and the Guarantor shall notify Servcorp in writing without any further delay.

17. Indemnity Clause

a. With the exception of gross negligence or willful misconduct, the Client shall expressly indemnify Servcorp, its employees, caretakers, cleaners, agents or invitees, against any theft or loss from the Office(s) or damage to the Office(s) and its contents attributable to the Client, howsoever occurring.

b. The Client shall expressly indemnify Servcorp against any loss, damage, corruption of data or any loss of information whether from hardware, software, internet, voice or communication system failure that may occur to the Client during the term of this Service Agreement.

18. Repairs

To pay to Servcorp on demand any sums required by Servcorp to repair to the satisfaction of Servcorp any damage to the Premises resulting from neglect, omission or a deliberate or careless act or a breach of any condition of the Service Agreement by the Client or any person who enters or is upon the Premises with the consent or sufferance of the Client. If the Client fails to do so Servcorp may do so at the Client's expense.

19. Costs

a. Should payment for Services and/or charges be made by any payment method other than Direct Debit Servcorp reserves the right to charge a payment administration fee per payment.

b. Should payment for Services and/or charges be made by credit card, where applicable an administration fee of 5% of the amount paid will apply.

c. To pay all reasonable costs relating to this Service Agreement, including any legal costs whatsoever, stamp duty and any bank charges payable by Servcorp in respect of Accommodation Services and other amounts received by Servcorp from the Client pursuant to this Service Agreement.

20. Invoices

Any invoice issued by Servcorp to the Client shall constitute a formal demand for payment. Any monies owing to Servcorp for more than 14 days shall bear a late payment administrative fee at the rate of 5% per month until payment.

21. Servcorp Clients

a. In the event that during this Service Agreement, or within two years of the termination or expiration of this Service Agreement, the Client entices or persuades clients receiving services of Servcorp or any Affiliate of such client to leave Servcorp offices and to move to other premises not owned or run by Servcorp or Servcorp's Affiliates and receive services not operated by Servcorp or Servcorp's Affiliates, this shall constitute a material breach of this Service Agreement.

b. In the event of a material breach of Clause 21a by the Client, the Client shall promptly pay to Servcorp an amount of US$15,000 as a penalty.

c. Payment of the penalty under Clause 21b shall not preclude Servcorp demanding further payment for damages.

22. Consignment

The Client confers on Servcorp, or any party appointed by Servcorp, the right to purchase and store drinks, including liquor, in place of the Client.

23. Business-like dress standards apply at all times

The Client shall ensure that its employees, agents, contractors, clients and other persons who attend the Centre wear business attire at all times.

24. Governing Law

The governing law of this Service Agreement will be the law of the Country and State in which the premises are located.

Clients Initials:
Date: 16.05.2014.